EXHIBIT 99.1

CMGI ANNOUNCES THIRD QUARTER

FISCAL 2005 FINANCIAL RESULTS

Company Continues to Realize Broad Benefits of Modus Media Acquisition

Waltham, Mass. June 6, 2005 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2005 third quarter ended April 30, 2005.

Q3 2005 vs. Q3 2004 Operating Highlights

•	Net Revenue, increased 151% to $265.7 million, reflecting greater sales activity and the Modus Media acquisition

•	Operating Loss, improved 71% to $1.9 million, primarily due to the Modus Media acquisition

•	Net Income, declined 72% to $19.6 million, due to lower tax benefits of a non-cash nature

•	Non-GAAP Operating Income, improved 332% to $4.4 million

“We are making excellent progress toward our goal of building a business model that will create a strong foundation for future business expansion, grow CMGI’s market value, and foster a culture of greater growth and winning in the marketplace. Our strategic plan is focused on increasing revenue and profitability, expanding our value add to our clients and driving operational efficiencies,” said Joseph C. Lawler, President and CEO of CMGI. “As a result of the Modus Media acquisition and the restructuring actions we have taken, we now have a global footprint of facilities that will enable us to improve our efficiencies in distributing product to its final destination while taking advantage of cost savings in lower cost regions,” added Lawler. “In addition, our venture capital affiliate, @Ventures, following two investments in the clean energy industry earlier in the year, is gaining traction in that emerging field.”

CMGI reported net revenue of $265.7 million for the quarter ended April 30, 2005. This compares to net revenue of $105.8 million for the same period in fiscal 2004, an increase of $159.9 million, or 151%. This increase was primarily attributable to the Company’s acquisition of Modus Media on August 2, 2004.

CMGI reported an operating loss of $1.9 million for the third quarter of fiscal 2005, compared to an operating loss of $6.5 million for the same period in fiscal 2004, an improvement of $4.6 million, or 71%, year over year. The decline in operating loss year over year was the result of the acquisition of Modus Media, a strong sales increase, as well as the realization of synergies and the related integration cost savings achieved to date. Partially offsetting these gains were the effects of price concessions given earlier in the year, increased costs due to Sarbanes-Oxley 404 compliance readiness actions and SAS 70 reviews for clients, charges related to the amortization of intangible assets and stock-based compensation and depreciation totaling $4.9 million, and net restructuring charges of $1.5 million. Included in the Company’s operating loss for the third quarter of fiscal 2004 were charges related to the amortization of stock-based compensation and depreciation totaling $1.8 million, and net restructuring charges of $2.8 million. In addition, reflecting the impact of the acquisition of Modus Media, gross margins for the quarter improved from 5% to 10%, year over year.

CMGI reported net income of $19.6 million, or $0.04 diluted earnings per share, for the third quarter of fiscal 2005, which includes a non-cash income tax benefit of approximately $24.7 million as a result of a reduction in the Company’s estimate of certain income tax liabilities that had been included in accrued income taxes on the Company’s balance sheet. This compares to net income of $69.4 million, or $0.17 diluted earnings per share, for the third fiscal quarter of 2004, when the Company recorded a similar non-cash income tax benefit of approximately $76.4 million.

Excluding the effects of charges related to depreciation, amortization of intangible assets and stock-based compensation, and restructuring, CMGI reported non-GAAP operating income of $4.4 million for the third quarter of fiscal 2005. This compares to a non-GAAP operating loss of $1.9 million for the same period of the prior year, and represents an improvement of $6.3 million, or 332%, year over year. The improvement in non-GAAP operating income was the result of the acquisition of Modus Media and the integration cost savings achieved to date.

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation and amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

As of April 30, 2005, CMGI had consolidated cash, cash equivalents and marketable securities of $187.1 million, versus consolidated cash, cash equivalents and marketable securities of $188.6 million at the end of the prior quarter.

Conference Call Scheduled for June 6th

CMGI will hold a conference call to discuss its fiscal 2005 third quarter results at 5:00 PM Eastern Time on June 6, 2005. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary, ModusLink, provides technology and products solutions that help businesses market, sell and distribute their products and services. In addition, CMGI’s venture capital affiliate, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the Modus Media acquisition, our integration efforts and our investments in ModusLink, and the development and implementation of business strategies in our target markets and through our venture capital affiliate. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that expected benefits of the Modus Media acquisition or the financial forecasts of CMGI following the Modus Media acquisition may not be achieved, due to problems or unexpected costs that may arise in successfully integrating the Modus Media business or an inability to realize expected synergies or make expected future investments in the combined businesses; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. In addition, from time to time management may present unaudited pro forma combined financial results of CMGI and Modus Media for historical perspective. Such pro forma information is not necessarily indicative of financial results that could have occurred, nor necessarily indicative of financial results that may be expected in the future. Such pro forma financial information should be read in conjunction with the Company’s financial results prepared in accordance with US GAAP. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2005	January 31, 2005	April 30, 2004	April 30, 2005	April 30, 2004
Net revenue	$265,667	$295,724	$105,789	$818,517	$300,956

Operating expenses:
Cost of revenue	237,921	257,704	100,352	721,100	281,901
Selling	4,795	5,425	1,365	15,770	3,572
General and administrative	21,018	19,726	7,641	60,223	28,063
Amortization of intangible assets and stock-based compensation	2,405	3,063	72	8,320	262
Restructuring, net	1,472	977	2,811	3,785	5,566

Total operating expenses	267,611	286,895	112,241	809,198	319,364

Operating income (loss)	(1,944)	8,829	(6,452)	9,319	(18,408)

Other income (expenses):
Other gains (losses), net	(10)	(1,158)	1,323	(2,613)	45,083
Minority interest	(4)	—	76	(1)	(2,118)
Equity in income (losses) of affiliates, net	(338)	303	(693)	(261)	(1,571)
Interest income	1,206	877	799	2,713	2,821
Interest expense	(394)	(595)	(451)	(1,412)	(1,227)

Total	460	(573)	1,054	(1,574)	42,988

Income (loss) from continuing operations before income taxes	(1,484)	8,256	(5,398)	7,745	24,580
Income tax expense (benefit)	(23,099)	1,020	(74,739)	(20,553)	(70,181)

Income from continuing operations	21,615	7,236	69,341	28,298	94,761

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(2,047)	—	61	(2,047)	(984)

Net income	$19,568	$7,236	$69,402	$26,251	$93,777

Basic earnings (loss) per share:
Earnings from continuing operations	$0.04	$0.02	$0.17	$0.06	$0.24

Income (loss) from discontinued operations	$(0.00)	$—	$0.00	$(0.00)	$(0.00)

Earnings	$0.04	$0.02	$0.17	$0.06	$0.24

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.04	$0.01	$0.17	$0.05	$0.23

Income (loss) from discontinued operations	$(0.00)	$—	$0.00	$(0.00)	$(0.00)

Earnings	$0.04	$0.01	$0.17	$0.05	$0.23

Shares used in computing basic earnings (loss) per share	477,515	475,072	400,721	474,222	398,581

Shares used in computing diluted earnings (loss) per share	486,210	485,719	405,650	482,585	404,291

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2005	January 31, 2005	April 30, 2004	April 30, 2005	April 30, 2004
Net revenue:

eBusiness and Fulfillment
Americas	$106,379	$130,212	$54,463	$343,857	$155,469
Asia	52,561	58,745	8,422	162,635	25,703
Europe	106,727	106,761	42,778	311,941	119,281

Total eBusiness and Fulfillment	265,667	295,718	105,663	818,433	300,453
Managed Application Services	—	6	126	84	503

	$265,667	$295,724	$105,789	$818,517	$300,956

Operating income (loss):

eBusiness and Fulfillment
Americas	$(1,312)	$3,319	$(3,968)	$2,323	$(4,274)
Asia	3,969	8,797	(645)	19,673	(1,168)
Europe	132	1,375	789	302	3,243

Total eBusiness and Fulfillment	2,789	13,491	(3,824)	22,298	(2,199)
Managed Application Services	(432)	6	137	(348)	509
Portals	—	—	(221)	—	(1,807)
Other	(4,301)	(4,668)	(2,544)	(12,631)	(14,911)

	$(1,944)	$8,829	$(6,452)	$9,319	$(18,408)

Non-GAAP operating income (loss):

eBusiness and Fulfillment
Americas	$1,642	$7,112	$312	$11,350	$2,716
Asia	5,319	10,310	(620)	24,808	(1,087)
Europe	1,518	2,322	845	4,287	3,400

Total eBusiness and Fulfillment	8,479	19,744	537	40,445	5,029
Managed Application Services	—	6	125	84	498
Portals	—	—	(8)	—	(27)
Other	(4,073)	(4,296)	(2,511)	(11,669)	(12,707)

	$4,406	$15,454	$(1,857)	$28,860	$(7,207)

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets and stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME (LOSS) AND NET INCOME

Non-GAAP Operating income (loss)	$4,406	$15,454	$(1,857)	$28,860	$(7,207)
Adjustments:
Depreciation	(2,473)	(2,585)	(1,712)	(7,436)	(5,373)
Amortization of intangible assets and stock-based compensation	(2,405)	(3,063)	(72)	(8,320)	(262)
Restructuring, net	(1,472)	(977)	(2,811)	(3,785)	(5,566)

GAAP Operating income (loss)	$(1,944)	$8,829	$(6,452)	$9,319	$(18,408)

Other income (expense)	460	(573)	1,054	(1,574)	42,988
Income tax expense (benefit)	(23,099)	1,020	(74,739)	(20,553)	(70,181)
Income (loss) from discontinued operations	(2,047)	—	61	(2,047)	(984)

Net income	$19,568	$7,236	$69,402	$26,251	$93,777